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                                                                    EXHIBIT 10.1

                             EMPLOYMENT AGREEMENT
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     THIS AGREEMENT entered into this 24/th/ day of October, 1986, by and between Central Cooperative Bank, Somerville, Massachusetts (hereinafter referred to as the "Bank") and John D. Doherty (hereafter referred to as the "Employee").

     WHEREAS, the Employee has heretofore been employed by the Bank as President; and

     WHEREAS, the parties desire by this writing to set forth the continued employment relationship of the Bank and the Employee.

     NOW, THEREFORE, it is AGREED as follows:

     1.   Employment.  The Employee is employed as the President of the Bank.
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The Employee shall render administrative and management services to the Bank such as are customarily performed by persons situated in a similar executive capacity. He shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank. The Employee's other duties shall be such as the Board of Directors may from time to time reasonably direct, including normal duties as an officer of the Bank.

     2.   Base Compensation.  The Bank agrees to pay the Employee during the
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term of this Agreement a salary at the rate of $60,000 per annum, payable in cash not less frequently than monthly; provided, that the rate of such salary shall be reviewed by the Board of Directors of the Bank not less often than annually. Such rate of salary, or increased rate of salary, as the case may be, may be further increased (but not decreased) from time to time in such amounts as the Board in its discretion may decide.

     3.   Discretionary Bonuses.  The Employee shall be entitled to participate
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in an equitable manner with all other key management personnel of the Bank in discretionary bonuses authorized and declared by the Board of Directors of the Bank to its key management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such discretionary bonuses when and as declared by the Board of Directors.

     4.   (a)  Participation in Retirement and Medical Plans.  The Employee
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shall be entitled to participate in an Plan of the Bank relating to pension, profit-sharing, or other retirement benefits and medical coverage or reimbursement plans that the Bank may adopt for the benefit of its employees.

          (b)  Employee Benefits; Expenses.  The Employee shall be eligible to
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participate in any fringe benefits which may be or become applicable to the
Bank's executive employees including participation in any stock option or incentive plans adopted by the Board of Directors, the use of an automobile, club memberships, a reasonable expense account, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under
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this Agreement. The Bank shall reimburse Employee for all out-of-pocket expenses which Employee shall incur in connection with his services for the Bank.

     5.   Term.  The initial term of employment under this Agreement shall be
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for the period commencing October 24, 1986, and ending October 24, 1991.
Additionally, on each annual anniversary date from the date of commencement of this Agreement the term of employment shall automatically be extended for an additional one year period beyond the then effective expiration date unless written notice from the Bank or the Employee is received prior to an anniversary date advising the other party that this agreement shall not be further extended. Any such written notice shall not effect any prior extensions of the term of employment hereunder.

     6.   Loyalty; Noncompetition.
          -----------------------

          (a) The Employee shall devote his full time to the performance of his employment under this Agreement. During the term of Employee's employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank.

          (b) Nothing contained in this Paragraph 6 shall be deemed to prevent or limit the right of Employee to invest in the capital stock or other securities of any business dissimilar from that of Employer, or solely as a passive or minority investor, in any business.

     7.   Standards.  The Employee shall perform his duties under this Agreement
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in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Bank's Board of Directors. The Bank will provide Employee with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

     8.   Vacation and Sick Leave.  At such reasonable times as the Board of
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Directors shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

          (a) The Employee shall be entitled to an annual vacation in accordance with the policies as periodically established by the Board of Directors for senior management officials of the Bank.

          (b) The timing of vacations shall be scheduled in a reasonable manner by the Board of Directors. The Employee shall not be entitled to receive any additional compensation from the Bank on account of his failure to take a vacation; nor shall he be entitled to accumulate unused vacation from one fiscal year to the next except to the extent authorized by the Board of Directors for senior management officials of the Bank.

                                      -2-
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          (c)  In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board of Directors in its discretion may determine. Further, the Board of Directors shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board in its discretion may determine.

          (d) In addition, the Employee shall be entitled to an annual sick leave as established by the Board of Directors for senior management officials of the Bank. In the event any sick leave shall not have been used during any year, such leave shall accrue to subsequent years only to the extent authorized by the Board of Directors. Upon termination of his employment, the Employee shall not be entitled to receive any additional compensation from the Bank for unused sick leave.

     9.   Termination and Termination Pay.
          -------------------------------

     The Employee's employment under this Agreement shall be terminated upon the following occurrences:

          (a) The death of the Employee during the term of this Agreement, in which event the Employee's estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which his death shall have occurred.

          (b) Employee's employment under this Agreement may be terminated at any time by a decision of the Board of Directors of the Bank for conduct not constituting termination for Just Cause, or by the Employee upon ninety (90) days written notice, to the Employee or Bank, as the case may be. In the event Employee's employment under this Agreement is terminated by the Board of Directors without Just Cause, the Bank shall be obligated to continue to pay the Employee his salary, up to the date of termination of the term (including any renewal term) of this Agreement.

          (c) The Bank reserves the right to terminate this Agreement at any time for Just Cause. Termination for "Just Cause" shall mean termination for conviction of a felony involving a crime or moral turpitude, deliberate dishonesty to the Bank involving personal profit, or gross and willful failure to perform stated duties after written notice form the Board of Directors. Subject to the provisions of Section 11 hereof, in the event this Agreement is terminated for Just Cause, the Bank shall only be obligated to continue to pay the Employee his salary up to the date of termination.

     10.  Disability.  If the Employee shall become disabled or incapacitated to
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the extent that he is unable to perform his duties hereunder, by reason of a medically determinable physical or mental impairment, as determined by a doctor, he shall nevertheless continue to receive 100% of his compensation, inclusive of any benefits which may be payable to Employee under the provisions of disability insurance coverage in effect for Bank employees, under Paragraph 2 of this Agreement

                                      -3-
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for the first 12 months following the date of such disability. Upon returning to active full-time employment, the Employee's full compensation as set forth in this Agreement shall be reinstated. In the event that said Employee returns to active employment on other than a full-time basis, then his compensation (as set forth in Paragraph 2 of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.


     11.  Change in Control.
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          (a)  Notwithstanding any provision herein to the contrary, in the event of involuntary termination of Employee's employment under this Agreement in connection with, or within one year after, any change in control of the Bank which has not been approved in advance by a two-thirds vote of its full Board of Directors, or in the event of voluntary termination by the Employee in connection with, or within three years after, any change in control of the Bank which has not been approved in advance by a two thirds vote of its full Board of Directors, Employee shall be paid an amount equal to the product of 2.99 and the Employee's "base amount" as defined in Section 280G(b) (3) of the Internal Revenue Code of 1954, as amended. Said sum shall be paid, at the option of Employee, either in one lump sum within thirty (30) days of such termination or in periodic payments over the remaining term of this Agreement as if Employee's employment not been terminated. The term "control" shall refer to the ownership, holding or power to vote more than 25% of the Bank's voting stock, the control of the election of a majority of the Bank's directors, or the exercise of a controlling influence over the management or policies of the Bank by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934. The term "person" means an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

          (b) Notwithstanding any provision of this Agreement to the contrary, Employee may voluntarily terminate his employment under this Agreement following a change in control of the Bank, whether approved in advance by its Board of Directors or otherwise (as defined in Paragraph 11(a) of this Agreement), and shall thereupon be entitled to receive the payment described in Paragraph 11(a) of this Agreement, upon the occurrence, or within 30 days thereafter, of any of the following events, which have not been consented to in advance by the Employee in writing: (i) if Employee would be required to move his personal residence or perform his principal executive functions outside a 35 mile radius of Somerville, Massachusetts; (ii) if in the organizational structure of the Bank Employee would be required to report to a person or persons other than the Board of Directors or Chairman of the Board of the Bank; (iii) if the Bank should fail to maintain employee benefits plans, including incentive compensation, discretionary bonus, vacation, fringe benefit, stock option and retirement plans providing at least the same level of benefits presently afforded Employee; (iv) if Employee would be assigned duties and responsibilities other than those normally associated with his position as President; (v) if Employee would not be elected or reelected to the Board of Directors of the Bank; or (vi) if Employee's responsibilities or authority have in any way been diminished.

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          (c)  In the event any dispute shall arise between the Employee and the
Bank as to the terms or interpretation of this Agreement, including this Paragraph 11, whether instituted by formal legal proceedings or otherwise, including any action taken by Employee to enforce the terms of this Paragraph 11 or in defending against any action taken by the Bank, the Bank shall reimburse Employee for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, notwithstanding the ultimate outcome thereof. Such reimbursement shall be paid within 10 days of Employee furnishing to the Bank written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by Employee. Any such request for reimbursements by Employee shall be made no more frequently than at 60 day intervals.

     12.  Successors and Assigns.
          ----------------------

          (a) This Employment Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

          (b) Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

     13.  Amendments.  No amendments or additions to this Agreement shall be
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binding unless in writing and signed by both parties, except as herein otherwise provided.

     14.  Applicable Law.  This Agreement shall be governed by all respects
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whether as to validity, construction, capacity, performance or otherwise, by the laws of Massachusetts.

     15.  Severability.  The provisions of this Agreement shall be deemed
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severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first herein above written.


                                          CENTRAL COOPERATIVE BANK

                                          /s/ John V. Hachikian
                                          --------------------------------------


ATTEST:


/s/ Philibert L. Pelligrini
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             Director


WITNESS:


/s/ Gladys N. Partamian                   By: /s/ John D. Doherty
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                                                           Employee

My commission expires July 23, 1987.

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